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EXHIBIT 10.20 - PROMISSORY NOTE DATED FEBRUARY 15, 2002 MADE BY THE
                REGISTRANT IN FAVOR OF MERCATOR MOMENTUM FUND, LP

PROMISSORY NOTE

	FOR VALUE RECEIVED, CONECTISYS CORP., a Colorado corporation (hereinafter called "Borrower"), hereby promises to pay to MERCATOR MOMENTUM FUND, LP., 1801 Century Park East, Suite 1235, Los Angeles, CA 90067(the "Holder") or order, without demand, the sum of Three Hundred Forty Thousand Dollars ($340,000.00), with simple interest accruing at the annual rate of 18%, on May 15, 2002 (the "Maturity Date").

The following terms shall apply to this Note:

ARTICLE I

DEFAULT RELATED PROVISIONS

1.1	Interest Rate.   Subject to the Holder's right to convert, interest
payable on this Note shall accrue at the annual rate of eighteen percent (18%) and be payable on the Maturity Date, accelerated or otherwise, when the principal and accrued interest shall be due and payable, or sooner as described below.

         ARTICLE II

EVENT OF DEFAULT

The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, all without demand, presentment or notice, or grace period, all of which hereby are expressly waived, except as set forth below:

2.1	Failure to Pay Principal or Interest.  The Borrower fails to pay the principal or interest hereon on the due dates, $100,000 on or before April 1, 2002 and the remaining $300,000 on or before May 15, 2002. Failure to make the scheduled April 1, 2002 payment shall result in an immediate Default causing the total amount of $375,000 to be immediately due and owing.

2.2	Breach of Covenant.  The Borrower breaches any material covenant or other term or condition of this Note in any material respect and such breach, if subject to cure, continues for a period of seven (7) days after written notice to the Borrower from the Holder.

2.3	Breach of Representations and Warranties.  Any material
representation or warranty of the Borrower made herein, in the Subscription Agreement entered into by the Holder and Borrower in connection with this Note, or in any agreement, statement or certificate given in writing pursuant hereto or in connection therewith shall be false or misleading in any material respect.

2.4	Receiver or Trustee.  The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

2.5	Judgments.  Any money judgment, writ or similar final process shall be entered or filed against Borrower or any of its property or other assets for more than $500,000, and shall remain unvacated, unbonded or unstayed for a period of forty-five (45) days.

2.6	Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower and if instituted against Borrower are not dismissed within 45 days of initiation.

2.7	Delisting.  Delisting of the Common Stock from the Principal Market or such other principal exchange on which the Common Stock is listed for trading; Borrower's failure to comply with the conditions for listing; or notification from the Principal Market that the Borrower is not in compliance with the conditions for such continued listing.

2.8	Stop Trade.  An SEC stop trade order or Principal Market trading suspension.

ARTICLE III

	MISCELLANEOUS

3.1	Failure or Indulgence Not Waiver.  No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

3.2	Notices.  Any notice herein required or permitted to be given shall be in writing and may be personally served or sent by fax transmission (with copy sent by regular, certified or registered mail or by overnight courier). For the purposes hereof, the address and fax number of the Holder is as set forth on the first page hereof. The address and fax number of the Borrower shall be Conectisys Corp., 24307 Magic Mountain Parkway, Suite 41, Valencia, CA 91355, telecopier number: (661) 295-5981. Both Holder and Borrower may change the address and fax number for service by service of notice to the other as herein provided. Notice of Conversion shall be deemed given when made to the Company pursuant to the Subscription Agreement.

3.3	Amendment Provision.  The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

3.4	Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder.

3.5	Cost of Collection.  If default is made in the payment of this
Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

3.6	Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of California. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of California or in the federal courts located in the Central District of California. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

3.7	Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

3.8	Prepayment.  This Note may be paid prior to the Maturity Date without the consent of the Holder in accordance with Schedule A attached hereto.

3.9	Security Interest.  The holder of this Note has been granted a security interest in common stock of the Company more fully described in a Security Agreement.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its Chief Executive Officer on this 15th day of February 2002.

CONECTISYS CORP.

By:/s/ Robert A. Spigno
   Robert A. Spigno, CEO

WITNESS:


/s/ Marcia Casspi
Marcia Casspi